Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-75762 on Form S-8 of our report dated June 19, 2007, relating to the financial statements and supplemental schedule of Bunge Retirement Savings Plan appearing in this Annual Report on Form 11-K of Bunge Retirement Savings Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

June 20, 2007